UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2007

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On November 19, 2007, Olin Corporation (“Olin”) completed the sale of its metals business (the “Business”) to Global Brass and Copper, Inc., an affiliate of KPS Capital Partners, LP (“KPS”).  The Business is engaged in the production and distribution of copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts and stainless steel and aluminum strip.

In connection with the sale, Olin expects to realize approximately $380 million in net after tax proceeds.

Olin currently intends to use the amount received in connection with the sale to reduce the debt incurred in its acquisition of Pioneer Companies, Inc. (“Pioneer”) and to fund both the redemption of Pioneer’s outstanding convertible notes and the ongoing conversion of the St. Gabriel, LA chlor alkali facility from mercury cell to membrane technology.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           In connection with the closing of the sale (the “Closing”), Jeffrey J. Haferkamp, Vice President and President, Olin Brass, resigned as an officer of Olin effective as of November 19, 2007.  KPS has informed Olin that it will employ Mr. Haferkamp after the Closing.

Item 8.01.                                Other Events.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of Olin’s press release dated November 19, 2007 announcing the Closing.

Item 9.01                      Financial Statements and Exhibits.

 (d)                 Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated November 19, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               OLIN CORPORATION

                               By:           /s/ George H. Pain
                          Name:         George H. Pain
                          Title:       Vice President, General
                          Counsel and Secretary

Date:  November 19, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated November 19, 2007